CANARY HBAR ETF S-1/A

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Pre-Effective Amendment to Registration Statement on Form S-1 of our report dated September 19, 2025, relating to the financial statement of Canary HBAR ETF, as of August 26, 2025, and to the references to our firm under the heading “Experts” in such Registration Statement.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

September 19, 2025